EXHIBIT 10.18

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into this _____ day of September, 2016, by and between Ted Murphy with an address located at 64 Industrial road, Richmond Hill, Ontario L4C 2Y1 (“Seller”) and Co-Diagnostics, Inc., a Utah corporation, with an address located at 4049 S. Highland Drive, Salt Lake City, Utah 84124.

WHEREAS, Seller is the owner of 19,800,000 (3,600,000 shares before anticipated stock dividend) shares (the “Shares”) of common stock of Watermark Group, Inc., a Nevada corporation (the “Company”); and,

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Shares upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree .

1.	Purchase and Sale; Purchase Price. Upon the terms and conditions herein contained, on the Closing Date (as defined herein), Seller agrees to sell to Buyer and Buyer agrees to purchase the Shares from Seller for an aggregate purchase price of $55,000 (the “Purchase Price”).

2.	Closing. The Closing shall occur on the earlier of the delivery of the Shares or October 3, 2016. On or prior to October 3, 2016, Buyer shall transmit the Purchase Price to Seller by wire transfer and upon receipt of the Purchase Price Seller shall deliver the Shares by certificate or transfer to Buyer’s book entry account at the Company’s Transfer Agent.

3.	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer:

a.	That the Seller is the sole beneficial owner of the Shares.

b.	That the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

c.	That the Seller shall transfer title, in and to the Shares free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

d.	That no agent, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or brokers’ fees from any party in connection with any of the transactions contemplated by this Agreement.

e.	That this Agreement has been duly authorized, executed and delivered by or on behalf of Seller and, assuming due authorization, execution and delivery by the Seller, constitute the valid and legally binding agreements of Seller, enforceable against Seller in accordance with its terms and that the transfer of Shares contemplated herein does not violate any restrictions on transfer by the Company or any law or regulation.

f.	That the Company has no debt and owes no operational expenses to any party, related or unrelated as of the date of this Agreement. In addition, Watermark has no convertible instruments (including without limitation, warrants, options, convertible debt, etc.) outstanding as of the date of this Agreement.

g.	That there are 25,000,000 shares issued and outstanding in the Company, including all warrants, options, and convertible instruments.

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4.	Representations and Warranties and Acknowledgements of Buyer. Buyer represents and warrants that:

a.	That this Agreement has been duly authorized, executed, and delivered by or on behalf of the Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and legally binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

b.	That the Buyer has all requisite authority to enter into and perform its obligations under this Agreement.

c.	That the Buyer acknowledges that the Company is a publically traded company on the OTC Pink Sheets under the symbol WNSS, that the Company has limited operations and that there is a limited market for the trading of the Company’s stock.

d.	Buyer has been given the opportunity to ask questions of, and receive answers from, the Company to obtain such additional information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the same as the Buyer reasonably desires in order to evaluate the investment. Buyer understands the Agreement and Buyer has had the opportunity to discuss any questions regarding the Agreement with its counsel or other advisor.

e.	Notwithstanding the foregoing, the only information upon which the Buyer has relied is that set forth in the Agreement and in the Company’s filings with the Securities and Exchange Commission (the “SEC”) and the associated risk factors. Buyer does not desire to receive any further information.

f.	Buyer is aware that the purchase of the Shares is a speculative investment involving a high degree of risk, that there is no guarantee that Buyer will realize any gain from this investment, and that Buyer could lose the total amount of this investment. Buyer understands that no federal or state agency has made any finding or determination regarding the fairness of the Shares for investment, or any recommendation or endorsement of the Shares.

g.	Buyer is purchasing the Shares for Buyer’s own account with the intention of holding the Shares with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Shares, and shall not make any sale, transfer, or pledge thereof without registration under the Act and any applicable securities laws of any state or unless an exemption from registration is available under those laws. Buyer understands that the statutory basis on which the Shares are being sold to Buyer would not be available if Buyer’s present intention were to hold the Shares for a fixed period or until the occurrence of a certain event.

h.	Buyer represents that it has adequate means of providing for its current needs and has no need for liquidity in this investment in the Shares. Buyer has no reason to anticipate any material change in its personal financial condition for the foreseeable future. Buyer is financially able to bear the economic risk of this investment, including the ability to hold the Shares indefinitely, or to afford a complete loss of its investment in the shares.

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i.	Buyer represents that Buyer’s overall commitment to investments which are not readily marketable is not disproportionate to Buyer’s net worth, and Buyer’s investment in the Shares will not cause such overall commitment to become excessive.

j.	Buyer will not pledge, transfer or assign this Agreement. Buyer represents that the funds provided for this purchase of Shares are funds as to which Buyer has the sole right of management. Buyer is purchasing the Shares with the funds of Buyer and not with the funds of any other person, firm, or entity and is acquiring the Shares for Buyer’s account. No entity or person other than Buyer has any beneficial interest in the Shares being purchased hereunder.

5.	Post Closing Covenants. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

6.	Miscellaneous.

a.	Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

b.	Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made to the addresses initially provided above(or such others as shall be provided in writing hereinafter), or by electronic means.

c.	Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

d.	Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of the Agreement.

e.	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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f.	Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Nevada, without giving effect to the conflicts of law principles thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. Both parties and the individuals executing this Agreement agree to submit to the jurisdiction of such courts and waive trial by jury. In the event that any provision of the Agreement or any related agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement.

g.	Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

h.	Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:		SELLER:

Co-Diagnostics, Inc.		Ted Murphy

By:	/s/ Dwight Egan	/s/ Ted Murphy
Dwight H. Egan, its President

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